Exhibit 99.1

FOR IMMEDIATE RELEASE –

VitaCube Systems Holdings, Inc. Adds More
All-Pro Star Power to Endorsement List

DENVER, CO —(PRIME ZONE)—July 22, 2005—VitaCube Systems Holdings, Inc. (AMEX: PRH), a Denver based nutraceutical company, announced today the signing of four new endorsement deals with Football All-Pro’s Bertrand Berry and Marco Rivera, and young offensive stars, Grant Irons and Tim Rattay.

Earnest Mathis, CEO of VitaCube Systems Holdings, Inc. (V3S), said: “We are very excited to have these four elite athletes part of the V3S Team, knowing that they have many products to choose from and companies to associate themselves with, we are proud they have chosen V3S as their nutritional supplement company.  They will be a great addition to our already star studded line up of athletes, coaches, trainers, and celebrities.”

Bertrand Berry, All-Pro Lineman said, “I have been taking V3S products for a couple years now and have noticed a difference in my energy and recovery.  It’s great to know there is a company that is providing safe supplements, that work and that I can recommend to my teammates, friends, and family.”

VitaCube Systems Holdings, Inc. (V3S) is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  V3S has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  V3S’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes, such as PGA Tour Professional, Tom Pernice, Jr., 5-Time Cy Young Award Winner, Randy Johnson, Super Bowl Champions Mike Alstott and Lawyer Milloy, Olympic Medalists Briana Scurry and Caroline Lalive, and Stanley Cup Winner Blake Sloan.  V3S products are only available through independent distributors located throughout the nation.  For more information about VitaCube, please visit the following website www.v3s.com.

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Company Contacts:	VitaCube Systems Holdings, Inc.	Ashton Reed Co., Inc.
	Earnest Mathis, CEO	Ajay Anand
	(303) 316-8577, x228	V3S Investor Relations
	emathis@v3s.com	714-612-0821

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for VitaCube’s distribution network.  Actual results may differ from those discussed in such forward-looking statements.  These forward looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors, changes in demand for the Company’s products, changes in the level of operating expenses, changes in general economic conditions that impact consumer behavior and spending, product supply, the availability, amount, and cost of capital for the Company and the Company’s use of such capital.  More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004, and all subsequent filings.

Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.